EXHIBIT 99.1

Press release dated October 13, 2016, announcing the Employment Agreement.

AIRBORNE WIRELESS NETWORK APPOINTS CAPTAIN JASON DE

MOS, AS VICE PRESIDENT OF BUSINESS DEVELOPMENT AND

COMPLIANCE

October 13, 2016

Simi Valley, California

Airborne Wireless Network (OTC QB: ABWN) is pleased to announce that it has agreed to employ Jason de Mos, and Mr. de Mos has agreed to serve, as Vice President of Business Development and Aviation Compliance. The company has entered into a written employment agreement with Mr. De Mos, to serve as such.

Jason De Mos is a career aviation professional with extensive industry and leadership experience. As captain, he has logged nearly 7,000 hours. He holds an FAA Certificate as Airline Transport Pilot, along with being a Certified Flight Instructor. Additionally, he has participated in the management of several organizations, including serving as Chief Pilot of a busy flight department for nearly a decade.

With his experience in aviation management and project development, Mr. De Mos will contribute his wealth of knowledge to assist the company in the development of its Airborne Wireless Network.

Mr. de Mos has extensive experience interfacing with government agencies associated with the aviation industry. With his background in certification, compliance, investigation, and flight operations experience, Mr. de Mos has an in-depth knowledge of the FAA, TSA, NTSB, and related FCC requirements and has the unique and much-needed qualifications to lead the company in this area.

Mr. de Mos’s acceptance of this position with Airborne Wireless Network fills a critical need that’s key to the company’s success.